Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS

Angie Craig Investor and Media Relations Tel 651 756 2191 acraig@sjm.com	J.C. Weigelt Investor Relations Tel 651 756 4347 jweigelt@sjm.com

St. Jude Medical Reports Second Quarter 2010 Results

▪  Total revenue grew 11% year-over-year

▪  Adjusted Non-GAAP EPS of $0.79 grew 25%

▪  The Company is raising its adjusted EPS guidance for 2010

ST. PAUL, Minn. – July 22, 2010 – St. Jude Medical, Inc. (NYSE: STJ), a global medical device company, today reported sales and net earnings for the second quarter ended July 3, 2010.

Second Quarter Sales

The Company reported net sales of $1.313 billion in the second quarter of 2010, an increase of 11 percent compared with the $1.184 billion in the second quarter of 2009. Foreign currency translation comparisons increased second quarter sales by approximately $5 million.

Commenting on the second quarter and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our second quarter was highly successful by every major measure. Sales exceeded the high end of our guidance for the second quarter in a row. Adjusted earnings per share grew 25%. Operating margin improved by 210 basis points on a year over year basis at the same time we launched more than 10 new products, increased investment in R&D, and entered a new $500 million market through our acquisition of LightLab. Second quarter results and trends support raising our adjusted earnings per share guidance for the second quarter in a row.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include ICD and pacemaker products, were $788 million for the second quarter of 2010, a 12 percent increase compared with the second quarter of 2009. Based on estimates, the Company believes that approximately $15 million of U.S. ICD sales in the second quarter are attributable to a competitor’s suspension of sales of their ICD products in the U.S. for a period of time during the quarter.

ICD product sales were $471 million in the second quarter, an 18 percent increase compared with the second quarter of 2009.

Second quarter pacemaker sales were $317 million, an increase of 4 percent from the comparable quarter of 2009.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $176 million, a 13 percent increase over the second quarter of 2009.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $95 million in the second quarter of 2010, up 17 percent from the comparable quarter of 2009.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $254 million for the second quarter of 2010, a 5 percent increase over the second quarter of 2009.

Sales of vascular closure products in the second quarter of 2010 were $98 million, approximately the same as the second quarter of 2009.

Heart valve product sales for the second quarter of 2010 were $87 million, a 4 percent increase over the second quarter of 2009.

Second Quarter Earnings Results

Reported net earnings for the second quarter of 2010 were $254 million, or $0.77 per diluted share. This compares to reported net earnings for the second quarter of 2009 of $219 million, or $0.63 per diluted share. In accordance with GAAP, reported net earnings for the second quarter of 2010 do not include any benefit from the federal research and development tax credit, which has yet to be extended for 2010. Including the benefit of this adjustment, which we continue to expect will be approved later this year, adjusted net earnings for the second quarter 2010 were $261 million, or $0.79 per diluted share. A further reconciliation of the Company’s non-GAAP adjusted diluted earnings per share to the Company’s GAAP diluted earnings per share is provided in the schedule below.

Second Quarter and Full Year 2010 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the third quarter and full year by product category.

The Company expects its consolidated earnings for the third quarter of 2010 to be in the range of $0.67 to $0.69 per diluted share and is raising its guidance for the full-year 2010 to be in the range of $2.86 to $2.91. The guidance for the third quarter reflects the normal seasonal impact of the summer selling period, updated currency assumptions and a return to normal competitive dynamics. The guidance also assumes that the federal research and development tax credit is approved and the benefit is recognized during 2010. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

The second quarter 2010 St. Jude Medical earnings call can be heard live today beginning at 9 a.m. EDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Second Quarter 2010 Sales

Quarter Ended 07/03/10 (dollars in millions)	Sales	Reported % Change vs. 2Q09
Total Sales	$1,313	11%
Total International Sales	$622
Total U.S. Sales	$691
Worldwide Cardiac Rhythm Management	$788	12%
International Cardiac Rhythm Management	$348
U.S. Cardiac Rhythm Management	$440
Worldwide ICD	$471	18%
International ICD	$171
U.S. ICD	$300
Worldwide Pacemakers	$317	4%
International Pacemakers	$177
U.S. Pacemakers	$140
Worldwide Atrial Fibrillation	$176	13%
International Atrial Fibrillation	$100
U.S. Atrial Fibrillation	$76
Worldwide Cardiovascular	$254	5%
International Cardiovascular	$156
U.S. Cardiovascular	$98
Worldwide Neuromodulation	$95	17%
International Neuromodulation	$18
U.S. Neuromodulation	$77

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 3, 2010	January 2, 2010
Cash and cash equivalents	$667,054	$392,927
Accounts receivable, net	1,227,404	1,170,579
Inventories	662,330	659,960
Other current assets	471,084	336,740
Property, plant & equipment, net	1,205,153	1,153,086
Goodwill	1,989,031	2,005,851
Other intangible assets, net	424,316	456,142
Other assets	279,926	250,526
Total assets	$6,926,298	$6,425,811

Current debt obligations	$0	$334,787
Other current liabilities	668,434	732,526
Long-term debt	1,961,837	1,587,615
Deferred income taxes, net	138,064	132,392
Long-term other liabilities	344,657	314,940
Total equity	3,813,306	3,323,551
Total liabilities & equity	$6,926,298	$6,425,811

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended

	July 3, 2010		July 4, 2009	July 3, 2010		July 4, 2009
Net sales	$1,312,769		$1,184,412	$2,574,465		$2,318,205
Cost of sales	345,302		305,544	666,471		600,039
Gross profit	967,467		878,868	1,907,994		1,718,166

Selling, general & administrative expense	447,610		431,169	890,900		848,844
Research & development expense	155,104		143,052	306,334		282,403
Operating profit	364,753		304,647	710,760		586,919
Other income (expense), net	(20,230)		(4,961)	(40,546)		(12,273)
Earnings before income taxes	344,523		299,686	670,214		574,646
Income tax expense	90,485		80,316	177,607		154,005
Net earnings	$254,038		$219,370	$492,607		$420,641

Adjusted net earnings (Non-GAAP)	$261,092	(1)		$506,012	(2)

Diluted net earnings per share	$0.77		$0.63	$1.50		$1.20
Adjusted diluted net earnings per share (Non-GAAP)	$0.79	(1)		$1.54	(2)

Weighted average shares outstanding- diluted	329,313		350,620	328,684		350,213

(1)   Second quarter 2010 adjusted net earnings and adjusted diluted net earnings per share include $7,054 of income tax benefit, or $0.02 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2010.

(2)   First six months 2010 adjusted net earnings and adjusted diluted net earnings per share include $13,405 of income tax benefit, or $0.04 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2010.

2010 Earnings Guidance Reconciliation

	Third Quarter 2010		Full Year 2010

Estimated 2010 diluted net earnings per share	$ 0.65 - $ 0.67		$ 2.78 - $ 2.83
Estimated 2010 adjusted diluted net earnings per share (Non-GAAP)	$ 0.67 - $ 0.69	(3)	$ 2.86 - $ 2.91	(3)

(3)   The federal research and development tax credit has not yet been extended for 2010.  The Company's above estimated 2010 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be approved during 2010 retroactive to the beginning of the year.